ASSET PURCHASE AGREEMENT



                                  by and among


                           Outsourcing Solutions Inc.,

                            ABC Acquisition Company,

                     Accelerated Bureau of Collections Inc.,

                Accelerated Bureau of Collections of Ohio, Inc.,

               Accelerated Bureau of Collections of Virginia Inc.,

             Accelerated Bureau of Collections of Massachusetts Inc.

                                       and

                                Travis L. Justus

                                TABLE OF CONTENTS
                            ASSET PURCHASE AGREEMENT


SECTION                                                                   PAGE


ASSET PURCHASE AGREEMENT.....................................................1


RECITALS.....................................................................1


ARTICLE I....................................................................1

   DEFINITIONS...............................................................1
   ADS.......................................................................1
   ADS.......................................................................1
   Affiliate.................................................................1
   Arbiter...................................................................1
   Assets....................................................................1
   Assignment and Assumption Agreement.......................................2
   Assumed Liabilities.......................................................2
   Balance Sheet Date........................................................3
   Bill of Sale..............................................................3
   Business..................................................................3
   Buyer.....................................................................3
   Closing...................................................................3
   Closing Consideration.....................................................3
   Closing Date..............................................................3
   Closing Date Balance Sheet................................................3
   Closing Date Statement....................................................3
   Closing Financial Statements..............................................3
   Closing Working Capital...................................................3
   Code......................................................................3
   Contract..................................................................4
   Court.....................................................................4
   Current Assets............................................................4
   Current Liabilities.......................................................4
   Dollars...................................................................4
   Effective Time............................................................4
   Employment Agreements.....................................................4
   Excluded Assets...........................................................4
   Final Purchase Price......................................................4
   Financial Statements......................................................4
   GAAP......................................................................4
   Government................................................................4
   Intellectual Property.....................................................4
   Interim Balance Sheet.....................................................5
   Interim Statements........................................................5
   "Knowledge"...............................................................5
   Law.......................................................................5
   Liabilities...............................................................5
   Lien......................................................................5
   Notice of Dispute.........................................................5
   Ordinary Course...........................................................5
   Party.....................................................................6
   Permitted Liens...........................................................6
   Person....................................................................6
   Plan......................................................................6
   "Premises"................................................................6
   Purchased Assets..........................................................6
   Returns...................................................................6
   Sellers...................................................................6
   Sellers Group.............................................................6
   Sellers Group Person......................................................6
   Taxes.....................................................................6
   "Working Capital Target"..................................................7

ARTICLE II...................................................................7

   PURCHASE AND SALE OF ASSETS...............................................7
   2.1 Assets to be Purchased................................................7
   2.2 Assumed Liabilities...................................................7
   2.3 Closing Consideration.................................................7
   2.4  Post-Closing Adjustments to Closing Consideration....................7
   2.5 Allocation of Consideration...........................................8
   2.6 Closing...............................................................8
   2.7 Deliveries of Sellers at Closing......................................8
   2.8 Deliveries of Buyer at Closing........................................8
   2.9 Closing Date Balance Sheet and Statement..............................8

ARTICLE III.................................................................10

   REPRESENTATIONS AND WARRANTIES OF SELLERS................................10
   3.1 Corporate Existence and Power of Sellers.............................10
   3.2 Approval and Enforceability of Agreement.............................10
   3.3 Financial Statements.................................................10
   3.4 Events Subsequent to December 31, 1996...............................11
   3.5 Assets in Possession of Others.......................................12
   3.6 Accounts and Notes Receivable........................................12
   3.7 Undisclosed Liabilities..............................................12
   3.8 Taxes................................................................12
   3.9 Real Property - Owned................................................14
   3.10 Personal Property - Owned...........................................14
   3.11 Real and Personal Property - Leased from Sellers....................14
   3.12 Real and Personal Property - Leased to Sellers......................14
   3.13 Intellectual Property...............................................15
   3.14 Necessary Property and Transfer of Purchased Assets.................16
   3.15 Use and Condition of Property.......................................16
   3.16 Licenses and Permits................................................16
   3.17 Contracts--Disclosure...............................................17
   3.18 Contracts--Validity, Etc............................................18
   3.19 No Breach of Law or Governing Document..............................18
   3.20 Litigation and Arbitration..........................................19
   3.21 Directors, Officers, Employees and Consultants......................19
   3.22 Indebtedness to and from Directors, Officers and Others.............19
   3.23 Outside Financial Interests.........................................19
   3.24 Payments, Compensation and Perquisites of Agents and Employees......20
   3.25 Labor Contracts, Employee Benefit Plans, and Employment Contracts...20
   3.26 ERISA...............................................................20
   3.27 Terminated Plans....................................................21
   3.28 Overtime, Back Wages, Vacation and Minimum Wages....................21
   3.29 Discrimination and Occupational Safety and Health...................21
   3.30 Alien Employment Eligibility........................................21
   3.31 Labor Disputes; Unfair Labor Practices..............................22
   3.32 Insurance Policies..................................................22
   3.33 Guarantees..........................................................22
   3.34 Environmental Matters...............................................22
   3.35 Broker's Fees.......................................................23
   3.36 Foreign Assets......................................................23
   3.37 Foreign Operations and Export Control...............................24
   3.38 Books and Records...................................................24
   3.39 Truthfulness........................................................24

ARTICLE IV..................................................................24

   REPRESENTATIONS AND WARRANTIES OF BUYER..................................24
   4.1 Corporate Existence of Buyer.........................................24
   4.2 Approval of Agreement................................................24
   4.3 No Breach of Articles or Indentures..................................24

ARTICLE V...................................................................25

   COVENANTS CONCERNING SELLERS.............................................25
   5.1 Operation of the Business............................................25
   5.2 Preservation of Business.............................................26
   5.3 Insurance and Maintenance of Property................................26
   5.4 Full Access..........................................................26
   5.5 Books, Records and Financial Statements..............................26
   5.6 Governmental Filings.................................................27
   5.7 Tax Matters..........................................................27
   5.8 Employees............................................................27

ARTICLE VI..................................................................28

   CHANGE OF NAME...........................................................28
   6.1 Change of Name.......................................................28

ARTICLE VII.................................................................28

   CONDITIONS TO BUYER'S OBLIGATIONS........................................28
   7.1 Representations and Warranties of Sellers............................28
   7.2 Performance of this Agreement........................................28
   7.3 Material Adverse Change and Extraordinary Distributions..............28
   7.4 Certificate of Sellers...............................................29
   7.5 Opinion of Counsel...................................................29
   7.6 Employment Agreements................................................29
   7.7 No Lawsuits..........................................................29
   7.8 No Restrictions......................................................30
   7.9 Consents.............................................................30
   7.10 Releases............................................................30
   7.11 Documents...........................................................30
   7.12 Further Assurances..................................................30

ARTICLE VIII................................................................30

   CONDITIONS TO SELLERS' OBLIGATIONS.......................................30
   8.1 Representations and Warranties of Buyer..............................31
   8.2 Performance of this Agreement........................................31
   8.3 Certificate of Buyer.................................................31
   8.5 Employment Agreements................................................31
   8.6 Payment of Closing Consideration and Assumption of
       Assumed Liabilitie...................................................31
   8.7 Further Assurances...................................................31

ARTICLE IX..................................................................31

   INDEMNIFICATION..........................................................31
   9.1 Survival of Representations and Warranties...........................31
   9.2 Sellers' Indemnification.............................................31
   9.3 Buyer's Indemnification..............................................32
   9.4 Notice of Claim......................................................32
   9.5 Right to Contest Claims of Third Persons.............................32
   9.6 Limitations..........................................................33

ARTICLE X...................................................................33

   MISCELLANEOUS............................................................33
   10.1 Assignment; Binding Agreement.......................................33
   10.2 Termination of Agreement............................................34
   10.3 Manner and Effect of Termination....................................34
   10.4 Non-Disclosure of Information.......................................34
   10.5 Transfer Taxes and Expenses.........................................35
   10.6 Bulk Sales..........................................................35
   10.7 Remedies............................................................35
   10.8 Entire Agreement and Modification...................................35
   10.9 Severability........................................................35
   10.10 Counterparts.......................................................35
   10.11 Headings; Interpretation...........................................36
   10.12 Governing Law......................................................36
   10.13 Payment of Fees and Expenses.......................................36
   10.14 Sellers Group Representative.......................................36
   10.15 Liabilities After Effective Time...................................36
   10.16 Notices............................................................36

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the"Agreement") is made as of this 10th day of November 1997, by and among, on one hand, Outsourcing Solutions Inc., a Delaware corporation ("OSI"), and ABC Acquisition Company, a Colorado corporation and a wholly-owned subsidiary of OSI ("Buyer"), and on the other hand, Accelerated Bureau of Collections, Inc., a Colorado corporation ("ABC Inc."), Accelerated Bureau of Collections of Ohio, Inc., a Ohio corporation ("ABC Ohio"), Accelerated Bureau of Collections of Virginia, Inc., a Virginia corporation ("ABC Virginia") and Accelerated Bureau of Collections of Massachusetts, Inc., a Massachusetts corporation ("ABC Massachusetts") (each, a"Seller" and together, the"Sellers") and Travis L. Justus (the"Stockholder"). Certain defined terms are set forth in Article I.

                                    RECITALS

     Buyer desires to purchase from Sellers the Purchased Assets on the following terms and conditions; and

     Sellers desire to sell to Buyer the Purchased Assets on the following terms and conditions.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
     "ADS" means Accelerated Data Systems, Inc., a Colorado corporation.

     "ADS Collection System" means that collection of computer software, programs, source code and design documents which support the business of Sellers.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to. In this definition,"control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

     "Arbiter" means the individual appointed under Section 2.9(d).

     "Assets" means all assets and property and associated rights and interests, real, personal and mixed, tangible and intangible, of whatever kind, owned or used by Sellers. Without limiting the generality of the foregoing, the Assets include the following items:

          (a) all assets reflected and/or described on the Interim Balance Sheet, except any such assets which have been disposed of in the Ordinary Course of the Business since the Balance Sheet Date;

          (b) all assets owned or used by Sellers which have been fully depreciated or written off;

          (c) all assets acquired by Sellers since the Balance Sheet Date;

          (d) all accounts receivable of Sellers;

          (e) all inventories of Sellers, including but not limited to all supplies;

          (f) all Intellectual Property of Sellers (and for the avoidance of doubt this does not include Intellectual Property of ADS including but not limited to the ADS Collection System as more specifically described herein) and documentation thereof and the right and power to assert, defend and recover title thereto and the right to recover for past damages on account of the infringement, misuse, or theft thereof;

          (g) all records, including business, computer, engineering and other records, and all associated documents, discs, tapes and other storage or recordkeeping media of Sellers, including but not limited to all sales data, customer lists, accounts, bids, contracts, supplier records and other data and information of the Business;

          (h) all of Sellers' rights and claims against others under Contracts; and

          (i) all other claims against others, rights and choses in action, liquidated or unliquidated, of Sellers arising from the Business, including those arising under insurance policies and those related to the Assumed Liabilities.

       "Assignment and Assumption Agreement" means the form of instrument set forth as Exhibit 1.1(a).

       "Assumed Liabilities" means Liabilities of Sellers to the extent they are:

          (a) Liabilities that are (i) Current Liabilities quantified on the Closing Financial Statements, (ii) the long-term liabilities reflected on the Closing Date Balance Sheet and (iii), if incurred after the date of this Agreement, incurred in compliance with this Agreement; or

          (b) executory obligations arising from the Business which are not required under GAAP to be quantified and included in the financial statements of the Business and which (i) if required to be set forth on a Schedule, are so set forth, (ii) are incurred under a Contract for the sale of goods or services by Sellers (other than Contracts between any Seller and another Sellers Group Person), (iii) are to be performed after the Effective Time and (iv), if incurred after the date of this Agreement and prior to the Effective Time, are incurred in compliance with this Agreement.

     "Balance Sheet Date" means September 30, 1997.

     "Bill of Sale" means the form of instrument set forth as Exhibit 1.1(b).

     "Business" means the business and operations of Sellers including without limitation the business generally conducted under the trade names"Accelerated Bureau of Collections."

     "Buyer" means ABC Acquisition Company, a Colorado corporation.

     "Closing" means the consummation of the transactions contemplated by this Agreement.

     "Closing Consideration" means Thirty Two Million Dollars ($32,000,000).

     "Closing Date" means November 10, 1997 or, if the conditions to Closing are not by then satisfied, on such Closing Date as the Parties may agree to in writing.

     "Closing Date Balance Sheet" means the balance sheet  prepared  pursuant to
Section 2.9.

     "Closing Date Statement" means the statement prepared pursuant to Section 2.9.

     "Closing Financial Statements" means the Closing Date Balance Sheet and the Closing Date Statement prepared pursuant to Section 2.9.

     "Closing Working Capital" means total Current Assets minus total Current Liabilities, as determined on the Closing Date Statement pursuant to Section 2.9.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract" means any contract, agreement, binding commitment or instrument, purchase order or offer, written or oral, entered into or made by or on behalf of Sellers.

     "Court" means any court or judicial body of any Government.

     "Current Assets" shall be determined in accordance with GAAP.

     "Current Liabilities" shall be determined in accordance with GAAP but shall not include the current portion of long-term liabilities.

     "Dollars" or"$" means United States Dollars.

     "Effective Time" means the effective time of the Closing, which shall be as of 12:01 A.M. on November 1 1997.

     "Employment Agreements" means the forms of employment and non-competition agreements set forth as Exhibits 7.6(a), 7.6(b) and 7.6(c).

     "Excluded Assets" means the Assets identified in Schedule 1.1(b).

     "Final Purchase Price" means the Closing Consideration as adjusted pursuant to Section 2.4.

     "Financial Statements" means the 1996 Financial Statements and the 1995 Financial Statements. "1996 Financial Statements" means the Sellers' compiled combined statement of assets and liabilities - income tax basis at December 31, 1996 and the related statements of revenues and expenses for the 12 month period then ended."1995 Financial Statements" means the Sellers' compiled combined statement of assets and liabilities - income tax basis at December 31, 1995 and the related statements of revenues and expenses for the 12 month period then ended.

     "GAAP" means United States generally accepted accounting principles.

     "Government" means the United States of America, any other nation or state, and any federal, bilateral or multilateral governmental authority; and any possession, territory, county, district, municipality, city or other governmental unit or subdivision of any of the foregoing.

     "Intellectual Property" means, to the extent any of the following are owned by any Seller, trademarks, trade names, corporate names, service marks and registrations thereof and applications therefor, together with that part of the goodwill of the Business connected with the use of and symbolized by such marks; patents, copyrights and computer software, both source code and executable code (but excluding any non-transferable licenses of commercially available software not created or customized for the Business), and registrations thereof and applications therefor; inventions, discoveries, processes, ideas, designs, methods, formulae, trade secrets, unregistered copyrights, proprietary technical information, know-how and data; licenses, sublicenses, assignments and agreements with respect to the foregoing; and all manuals, records and documentation with respect to the foregoing.

     "Interim Balance Sheet" means the statement of assets and liabilities at September 30, 1997 included in the Interim Statements.

     "Interim Statements" means the Interim Balance Sheet and the related statements of revenues and expenses of the Sellers for the nine month period then ended, together with any notes or schedules thereto.

     "Knowledge" of any Person of or with respect to any matter means that such Person (if a natural person) or any of the officers or directors of such Person (if not a natural person) has actual awareness or knowledge of such matter or would have actual knowledge or awareness after due inquiry of the books and records of Sellers.

     "Law" means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, order or injunction of any Government, quasi-governmental authority or Court, and includes rules or regulations of any regulatory or self- regulatory authority compliance with which is required by Law.

     "Liabilities" means all liabilities and/or obligations, whether or not required to be reflected on the financial statements of a business.

     "Lien" means any security interest, mortgage, pledge, charge, adverse claim or other encumbrance.

     "Notice of Dispute" means a notice to Buyer delivered pursuant to Section 2.9, specifying in reasonable detail all points of disagreement with the Closing Date Balance Sheet and Closing Date Statement.

     "Ordinary Course" means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by such business and specifically does not include (a) activity (i) involving the purchase or sale of such business or of any product line or business unit, (ii) involving modification or adoption of any Plan or (iii) which requires approval by the board of directors or shareholders of an entity engaged in such business or (b) the incurrence of any liability for any tort or any breach or violation of or default under any agreement or Law.

     "Party" means any of Buyer, OSI, Sellers or Stockholder, and"Parties" means all of them.

     "Permitted Liens" means liens set forth on Schedule 1.1(c).

     "Person" means any natural person; any corporation, partnership, company or other corporate entity; and any Government.

     "Plan" means any agreement, arrangement, plan or policy, qualified or non-qualified, whether or not considered legally binding, that involves (a) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare or incentive plan; or (b) welfare or"fringe" benefits, including without limitation any voluntary employees' beneficiary associations or related trusts, vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or family leave, child care or other benefits; or (c) any employment, consulting, engagement or retainer agreement or arrangement.

     "Premises" means the Business premises leased by any Seller the lease with respect to which will be assumed by Buyer.

     "Purchased Assets" means the Assets excluding the Excluded Assets.

     "Returns" means returns, reports, estimated tax and informational statements and returns relating to Taxes which are, were or will be required by Law to be filed by Sellers, and all information returns (e.g., Form W-2, Form
1099) and reports relating to Taxes or Plans. Any one of the foregoing Returns may be referred to sometimes as a"Return."

     "Sellers" means ABC Inc., ABC Ohio, ABC Virginia and ABC Massachusetts

     "Sellers Group" means Sellers and Stockholder.

     "Sellers Group Person" means a Person included in the Sellers Group.

     "Taxes" means all taxes, charges, fees, levies or other like assessments imposed or assessed by any Government, including without limitation income, gross receipts, profits, windfall profit, employment (including Social Security, state pension plans and unemployment insurance), withholding, payroll, franchise, gross receipts, sales, use, transfer, stamp, occupation, real or personal property, ad valorem, value added, premium and excise taxes; Pension Benefit Guaranty Corporation premiums and any other like Government charges; and shall include all penalties, fines, assessments, additions to tax and interest resulting from, attributable to, or incurred in connection with such Taxes or any contest or dispute thereof. Any one of the foregoing Taxes may be referred to sometimes as a"Tax."

     "Working Capital Target" shall mean $100,000 plus one- half the aggregate amount of the long-term liabilities reflected in the Closing Date Balance Sheet (including the current portion thereof).

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

     2.1 Assets to be Purchased. Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Sellers agree to sell to Buyer, free and clear of all Liens other than Permitted Liens, all right, title and interest of Sellers to and in all of the Purchased Assets.

     2.2 Assumed Liabilities

          (a) Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Buyer agrees to assume only the Assumed Liabilities.

          (b) Notwithstanding the foregoing, if the assignment or transfer of any obligation or instrument would cause a breach thereof and if no required consent to such assignment or transfer has been obtained, then, at Buyer's election and in its reasonable discretion such obligation or instrument shall not be assigned or transferred, but Buyer shall act as agent for Sellers in order to obtain for Buyer the benefits under such obligation or instrument.

          (c) EXCEPT AS EXPRESSLY AND UNAMBIGUOUSLY PROVIDED IN THIS SECTION 2.2 OR ELSEWHERE IN WRITING, NEITHER BUYER NOR ANY AFFILIATE OF BUYER ASSUMES OR AGREES TO BECOME LIABLE FOR OR SUCCESSOR TO ANY LIABILITIES OR OBLIGATIONS WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, WHETHER OF SELLERS, ANY AFFILIATE OF SELLERS, ANY PREDECESSOR THEREOF, OR ANY OTHER PERSON, OR OF THE BUSINESS.

     2.3 Closing Consideration. In consideration for the sale of the Purchased Assets, Buyer shall (i) pay to Sellers the Closing Consideration, adjusted as described in Section 2.4 and (ii) assume the Assumed Liabilities.

     2.4 Post-Closing Adjustments to Closing Consideration

          (a) To the extent the Closing Working Capital is greater than the Working Capital Target, the Closing Consideration shall (on a post-closing basis pursuant to Section 2.4(b)) be increased on a dollar-for-dollar basis by an amount equal to such excess. To the extent the Closing Working Capital is less than the Working Capital Target, the Closing Consideration shall (on a post-closing basis pursuant to Section 2.4(b)) be decreased on a dollar-for-dollar basis by an amount equal to such deficit. The Closing Consideration as so adjusted is hereinafter referred to as the"Final Purchase Price." The Closing Working Capital and the Final Purchase Price shall be determined based on the Closing Financial Statements (as finally determined under Section 2.9).

          (b) Not more than 5 business days after final determination of the Final Purchase Price in the manner specified in Section 2.9, (i) Buyer shall pay to Sellers the amount, if any, by which the Final Purchase Price exceeds the Closing Consideration, or (ii) Sellers shall pay to Buyer the amount, if any, by which the Final Purchase Price is less than the Closing Consideration. Any payment or distribution from Buyer or Sellers so required to be made shall be by wire transfer of immediately available funds and shall bear interest from the Closing Date through the date of payment at the prime lending rate of Citibank, N.A. from time to time prevailing.

     2.5 Allocation of Consideration.  The consideration provided for in Section
2.4 shall be allocated among the Sellers and the Purchased Assets as provided in
Schedule 2.5 hereto, or as mutually agreed to in writing by the Parties after the determination of the Final Purchase Price. Such allocation shall be prepared in accordance with Section 1060 of the Code.

     2.6 Closing. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Bryan Cave LLP, St. Louis, Missouri.

     2.7 Deliveries of Sellers at Closing. At Closing, subject to the conditions to the Sellers' obligations in Article VIII, Sellers shall execute and deliver or cause to be delivered the documents identified in Article VII.

     2.8 Deliveries of Buyer at Closing. At Closing, subject to the conditions to the Buyer's obligations in Article VII, Buyer shall (a) execute and deliver or cause to be delivered the documents identified in Article VIII and (b) transfer the Closing Consideration by wire transfer of immediately-available funds to an account or accounts designated by Sellers.

     2.9 Closing Date Balance Sheet and Statement.

          (a) Buyer, in cooperation with Sellers, shall prepare a closing date balance sheet of the Sellers ("Closing Date Balance Sheet") and a closing date statement (the"Closing Date Statement"), each as of the Effective Time and each prepared in accordance with Section 2.9(b). The Closing Date Balance Sheet shall also be prepared in accordance with Section 5.7(a). The Closing Date Statement shall reflect Closing Working Capital, as of the Effective Time. The Closing Date Balance Sheet and the Closing Date Statement are herein referred to as the"Closing Financial Statements." Buyer shall deliver the Closing Financial Statements to Sellers Group Representative not later than 60 calendar days after the Closing Date.

          (b) Notwithstanding that Sellers' historical financial statements have been prepared with certain variations from GAAP (as set forth on Schedule 3.3), the Closing Financial Statements shall be prepared in accordance with GAAP, with all appropriate accruals and reserves.

          (c) If Sellers dispute the Closing Financial Statements or the resulting calculation of the Final Purchase Price, as delivered by Buyer, Sellers Group Representative shall deliver to Buyer a Notice of Dispute within ten business days after the date Sellers Group Representative receives the Closing Financial Statements(the"Dispute Period"). If during the Dispute Period Sellers Group Representative fails to deliver a Notice of Dispute, the Closing Financial Statements shall be deemed final and binding at the end of the Dispute Period.

          (d) Upon receipt of the Notice of Dispute within the Dispute Period, Buyer shall promptly consult with Sellers Group Representative with respect to Sellers' specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and Sellers Group Representative within 20 calendar days after Buyer receives the Notice of Dispute, they shall refer the dispute to a partner in KPMG Peat Marwick, certified public accountants (the"Arbiter"), as an arbitrator to finally determine, as soon as practicable, and in any event within 30 calendar days after such reference, all points of disagreement with respect to the Closing Financial Statements. For purposes of such arbitration, each Party shall submit proposed Closing Financial Statements. The Arbiter shall apply the terms of Section 2.9(b) of this Agreement and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbiter incurred in connection with the arbitration of the Closing Financial Statements shall be allocated between the Parties by the Arbiter in proportion to the extent either Party did not prevail on items in dispute in the Closing Financial Statements; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.9(d), the other Party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Closing Financial Statements and the allocation of arbitration fees and expenses.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers and Stockholder, jointly and severally, hereby make the following representations and warranties, each of which Sellers and Stockholder represent and warrant is true and correct on the date hereof and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent provided in Section 9.1.

     3.1 Corporate Existence and Power of Sellers.

          (a) Each Seller has delivered to Buyer a copy of its certificate of incorporation, certified by its secretary. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

          (b) Each Seller has the corporate power and authority to own and use its assets and to transact the business in which it is engaged, holds all franchises, licenses and permits necessary and required therefor, is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where failure of such Seller to be so licensed or qualified could be expected to have a material adverse affect on any of the Assets or on any Seller's ability to perform its obligations under the Agreement. Each Seller has the power to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     3.2 Approval and Enforceability of Agreement.

          (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Sellers Group. Each Seller has delivered to Buyer correct and complete copies of the resolutions of such Seller, certified by its secretary, giving authorization and approval of the transactions contemplated hereby. Such resolutions have not been altered, amended or revoked. Pursuant to such resolutions, each Seller has full authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) Assuming due execution and delivery hereof by Buyer, this Agreement is the legal, valid and binding obligation of each Sellers Group Person, enforceable against each according to its terms.

     3.3 Financial Statements.

          (a) Sellers have delivered to Buyer correct and complete copies of the Financial Statements and Interim Statements. The Financial Statements are compiled by Maxwell Pierce Teague, certified public accountant, and his reports are appended thereto.

          (b) The Financial Statements and Interim Statements were derived from the books and records of the Sellers and (i) are true, complete and correct in all material respects and (ii) present fairly, in all material respects, the financial position, results of operations and cash flows of the Business at the dates and for the periods indicated. The Interim Statements have been prepared in accordance with GAAP.

     3.4 Events Subsequent to December 31, 1996. To the Knowledge of each Seller, since December 31, 1996, except as set forth in the Interim Statements and on Schedule 3.4, there has been no:

          (a) change in the business, condition (financial or otherwise), operations or prospects of any Seller other than changes in the Ordinary Course, which individually or in the aggregate has been materially adverse;

          (b) material damage, destruction or loss, whether covered by insurance or not, affecting any Purchased Assets;

          (c) declaration, setting aside or payment of any distribution (in cash or in kind) with respect to any securities of Sellers;

          (d) increase in or commitment to materially increase compensation, benefits or other remuneration to or for the benefit of any officer, employee or agent of any Seller, or, in connection with the Business, any other Person or any benefits granted under any Plan with or for the benefit of any such officer, employee, agent or Person;

          (e) transaction entered into or carried out by any Seller other than in the Ordinary Course;

          (f) borrowing or incurrence of any indebtedness, contingent or other, by or on behalf of any Seller, or any endorsement, assumption or guarantee of payment or performance of any Indebtedness or Liability of any other Person or entity by any Seller;

          (g) change made by any Seller in its Tax or financial accounting or any Tax election including without limitation the election to be treated as an S Corporation within the meaning of Section 1361 of the Code;

          (h) grant of any Lien with respect to the Purchased Assets;

          (i) transfer of any Assets other than arm's length sales, leases or dispositions in the Ordinary Course of the Business;

          (j) material modification or termination of any Contract or any material term thereof;

          (k) lease or acquisition of any capital assets included in the Purchased Assets with a value greater than $10,000 per item;

          (l) loan or advance to any Person; or

          (m) commitment or agreement by any Seller to do any of the foregoing items (c) through (l).

     3.5 Assets in Possession of Others. To the Knowledge of the Sellers, except as set forth on Schedule 3.5, no Seller holds title to or ownership of any material Assets in the possession of others.

     3.6 Accounts and Notes Receivable. To the Knowledge of Sellers, all accounts and notes receivable reflected on the Interim Balance Sheet, and all accounts and notes receivable accruing subsequently to the Balance Sheet Date (except those which have been collected since the Balance Sheet Date), are (a) valid, genuine and subsisting, (b) subject to no defenses, set-offs, counterclaims, security interests or other encumbrances, and (c) current and collectible. All accounts receivable of Sellers in existence on the Closing Date will be paid in full, net of applicable reserves, on or before 270 calendar days after the Closing Date, less any discounts set forth on Schedule 3.6.

     3.7 Undisclosed Liabilities. To the Knowledge of the Sellers, no Seller has any Liabilities whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and there is no basis for any claim against any Seller for any such Liability except (a) to the extent reflected on the Interim Balance Sheet, (b) to the extent set forth on
Schedule 3.4, or (c) Liabilities incurred in the Ordinary Course of the Business since the Balance Sheet Date, none of which will, or could, have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Business.

     3.8 Taxes.

          (a) All Returns required to be filed by any Seller on or prior to the Closing Date with respect to Taxes have been or will be timely filed.

          (b) All amounts shown on each of such Returns have been paid or will be paid when due.

          (c) Any Taxes which are to be assumed by Buyer in respect of the Purchased Assets which at the Closing Date are not yet due and owing will be adequately reflected on the Closing Balance Sheet as a reserve for Taxes.

          (d) There are no grounds for the assertion or assessment of any Taxes against Seller, the Purchased Assets or the Business other than those reflected or reserved against on the Closing Balance Sheet.

          (e) Neither the Purchased Assets nor the Business are and will not be encumbered by any liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any liens against the Assets or the Business in respect of any Taxes.

          (f) The transactions contemplated by this Agreement will not give rise to (i) the creation of any liens against the Purchased Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Purchased Assets or the Business.

          (g) There is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any governmental authority for assessment or collection from Seller of any Taxes of any nature affecting the Purchased Assets or the Business.

          (h) There is no extension or waiver of the period for assertion of any Taxes against any Seller affecting the Purchased Assets or the Business.

          (i) No Seller is a"foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as from time to time amended (the"Code").

          (j) None of the Purchased Assets or Assumed Liabilities is subject to, or constitutes, a safe harbor lease within the meaning of Section 168(f)(8) of the Code.

          (k) None of the Purchased Assets has been financed with, or directly or indirectly secures, any industrial revenue bonds or debt, the interest on which is tax exempt under Section 103(a) of the Code.

          (l)  None  of  the  Purchased  Assets  or  Assumed   Liabilities  will
constitute a partnership, joint venture, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (m) None of the Purchased Assets consists of stock in a subsidiary of any Seller.

          (n) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

          (o) None of the Purchased Assets is subject to a tax indemnification agreement.

     3.9 Real Property - Owned. No Seller has any interest in, or any right or obligation to acquire any interest in, any parcel of real property.

     3.10 Personal Property - Owned. Each Seller has good and marketable title to all of the personal property included in the Purchased Assets owned by such Seller, including all personal property reflected on the Interim Balance Sheet or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course of the Business), free and clear of all options, Liens, leases, covenants, conditions, agreements and other restrictions of every kind and there exists no restriction on the use or transfer of such property. Sellers, as a group, have good and marketable title to all of personal property included in the Purchased Assets.

     3.11 Real and Personal Property - Leased from Sellers. No Seller is a lessor of any real or personal property.

     3.12 Real and Personal Property - Leased to Sellers.

          (a) Set forth on Schedule 3.12(a) hereto is a description of each lease under which any Seller is the lessee of any real property, and on Schedule 3.12(b) hereto is a description of each lease under which any Seller is the lessee of any personal property. Sellers have delivered to Buyer a true, correct and complete copy of each lease identified on Schedules 3.12(a) or 3.12(b). The premises or property described in said leases are presently occupied or used by such Seller as lessee under the terms of such leases. Except as set forth on Schedules 3.12(a) or 3.12(b), all rentals due under such leases have been paid, and there exists no default under the terms of such leases, and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default or prevent Sellers from exercising and obtaining the benefits of any rights or options contained therein. Sellers have all right, title and interest of the lessee under the terms of said leases, free of all Liens and all such leases are valid and in full force and effect.

          (b) Consent is necessary for the assignment of all leases set forth on Schedules 3.12(a) or 3.12(b) under which any Seller or any Seller is lessee to Buyer. Upon Closing, subject to Buyer's obtaining lessor consent, Buyer will have all right, title and interest of the lessee under the terms of such leases, free of all Liens.

          (c) There is no default or basis for acceleration or termination under, nor has any event occurred nor does any condition exist which with the passage of time or the giving of notice, or both, would constitute a default or basis for acceleration under any underlying lease, agreement, mortgage or deed of trust, which default or basis for acceleration would materially adversely affect any lease described on Schedules 3.12(a) or 3.12(b) or the property or use of the property covered by such lease. There will be no default or basis for acceleration under any such underlying lease, agreement, mortgage or deed of trust as a result of the transactions provided for in this Agreement.

     3.13 Intellectual Property. Set forth on Schedule 3.13 hereto is a list of all material Intellectual Property owned, used, licensed or assigned by or to a Sellers Group Person or by or to any Seller. Except as set forth on Schedule 3.13:

          (a) all such Intellectual property is valid and enforceable;

          (b) good and marketable title to, or the unrestricted right to use, all such Intellectual Property, together with all common law rights to the subject matter thereof, is held by Sellers and/or any Seller, free and clear of all Liens;

          (c) the use, licensing or sale by or to Sellers and/or any Seller of any of the Intellectual Property does not require the acquiescence, agreement or consent of any third party, and there exists no restriction on the use or transfer of any such item;

          (d) the conduct of the Business does not contravene, conflict with, violate or infringe upon any Intellectual Property right of a third party and no proprietary information or trade secret has been misappropriated by any Seller and/or from any other Seller from any third party.

          (e) such Intellectual Property is not subject to a challenge or claim of infringement, interference or unfair competition or other claim and, to the best knowledge of each Sellers Group Person, such Intellectual Property is not being infringed upon or violated by any third party.

          (f)   there  are  no   interferences,   challenges,   proceedings   or
infringement suits pending or, to the best knowledge of each Sellers Group Person, threatened with respect to any such Intellectual Property; and

          (g) no Sellers Group Person has granted a license in such Intellectual Property to any other party, and to the best knowledge of each Sellers Group Person, no license, assignment or other transfer of such Intellectual Property has been granted or made by any third party having a right to do so that would materially adversely affect the Business.

     3.14 Necessary Property and Transfer of Purchased Assets. The Purchased Assets constitute all of Sellers' property and material property rights now used, useful or necessary in any material respect for the conduct, as of the Closing Date, of the Business in the manner and to the extent presently conducted by Sellers. Seller makes no representation or warranty about the sufficiency of the Purchased Assets in connection with any future or planned conduct of the Business by Buyer. Except as set forth in Section 3.18 or elsewhere in the Agreement, to the Knowledge of Sellers, no consent is necessary to, and there exists no restriction on, the transfer of any of the Purchased Assets to Buyer. To the knowledge of Sellers, there exists no condition, restriction or reservation affecting the title to or utility of, in any material respect, the Purchased Assets or Assumed Liabilities which would prevent Buyer from occupying or utilizing the Purchased Assets or enforcing the material rights thereunder, or any part thereof, to the same full extent that Sellers might continue to do so if the sale and transfer contemplated hereby did not take place. Upon the Closing, good and marketable title to the Purchased Assets shall be vested in Buyer free and clear of all taxes and Liens other than Permitted Liens.

    3.15 Use and Condition of Property.

          (a) To the Knowledge of each Seller owning the same, all of the Purchased Assets are in good operating condition and repair as required in all material respects for their use in the Business as presently conducted or planned and conform to all applicable Laws, and no notice of any violation of any Law relating to any of such property or assets has been received by Sellers except such as have been fully complied with. To the Knowledge of the applicable Seller, all improvements leased pursuant to the Assumed Liabilities comply with all applicable zoning and building code ordinances and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law, and the same use thereof by Buyer will not result in any violation of any such code, ordinance or standard which would materially adversely affect the Business or the Purchased Assets. To the Knowledge of any Sellers Group Person, there is no pending, proposed, or threatened change in any such code, ordinance or standard which would materially adversely affect the Business or the use of the Purchased Assets.

          (b) To the Knowledge of any Sellers Group Person, there is no pending, proposed, or threatened condemnation proceeding or similar action affecting the Purchased Assets or with respect to any streets or public amenities appurtenant thereto or in the vicinity thereof which would materially adversely affect the Business or the use of the Purchased Assets.

     3.16 Licenses and Permits. Set forth on Schedule 3.16 hereto is a description of each license or permit which, to the Knowledge of Sellers, is required for the conduct of the Business together with the name of the government agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect. Such licenses and permits are not transferable by Sellers.

     3.17 Contracts--Disclosure. Except as set forth in Schedule 3.17 or elsewhere in the Agreement and the Schedules hereto, there is not, to the Knowledge of Sellers, outstanding:

               (i) Any single Contract providing for an expenditure by any of Sellers in excess of $5,000, Contracts with the same or affiliated vendor(s) providing for an expenditure by any Seller in excess of $10,000, or any Contracts in the aggregate providing for expenditures by any Seller in excess of $10,000, for the purchase of any real property, machinery, equipment or other items which are in the nature of capital investment.

               (ii) Any single Contract providing for an expenditure by any of Sellers in excess of $5,000, Contract with the same or affiliated vendor(s) providing for an expenditure by any Seller in excess of $10,000, or Contracts in the aggregate providing for expenditures by any Seller in excess of $10,000, for the purchase of raw materials, supplies, component parts or any other items or services.

               (iii) Any Contract to sell products or to provide services to third Persons which (i) is at a price which would result in a net loss on the sale of such products or providing of such services, (ii) is pursuant to terms or conditions which any of Sellers or any Seller cannot reasonably expect to satisfy or fulfill in their entirety, or (iii) involves more than $5,000 or which, together with all other Contracts to or with the same party or affiliated parties, involves more than $10,000.

               (iv) Any Contract for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Business or at a price in excess of the current reasonable market price.

               (v) Any revocable or irrevocable indemnity or power of attorney.

               (vi) Any evidence of indebtedness, loan agreement, indenture, promissory note, letter of credit, foreign exchange contract, conditional sales agreement or other similar type of agreement.

               (vii) Any Contract which involves (i) a sharing of profits, (ii) future payments of $10,000 or more per annum to other Persons or (iii) any joint venture, partnership or similar arrangement.

               (viii)  Any   Contract   involving   any  sales   agency,   sales
representation, distributorship or franchise.

               (ix) Any Contract containing covenants limiting the freedom of any of Sellers to compete in any line of business or with any Person or in any area.

               (x) Any Contract not made in the Ordinary Course of the Business.

               (xi) Any other material Contract which is not cancelable without penalty on 30 calendar days' notice or less and which is not set forth on another Schedule.

     3.18 Contracts--Validity, Etc.

          (a) Each Contract is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms and in full force and effect.

          (b) No Seller is in breach or violation of any Contract or default thereunder. To the Knowledge of the applicable Seller, the other party to any Contract is not in breach or violation thereof or default thereunder. No event has occurred which, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the completion of the Closing does or will constitute or result in, a material breach or violation of or default under any Contract, or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Asset.

          (c) Each Contract will be duly assigned to Buyer on the Closing Date and upon such assignment, subject to Buyer obtaining the consent of the other party thereto, Buyer will acquire all right, title and interest of Sellers in and to such Contract and will be substituted for such Sellers under the terms of such Contract.

     3.19 No Breach of Law or Governing Document. To the Knowledge of the Sellers, no Seller is in default under or in violation of (a) any applicable Law of any Government (including, without limitation, the Fair Debt Collection
Practices Act and any state or local counterpart or equivalent), (b) any franchise or license, or (c) any provision of its articles or certificate of incorporation or association or bylaws. Neither the execution of this Agreement nor the completion of the Closing does or will, to the Knowledge of Sellers, constitute or result in any such default, breach or violation. No Seller is required to obtain any Government permits or consents to effect the transactions contemplated hereby. No Ultimate Parent Entity of Sellers, together with all entities it controls, is a $10 million person under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the rules relating thereto (the"H-S-R"). As used in this Section 3.19, the terms"Ultimate Parent Entity,""control" and"$10 million person" shall be defined by the H-S-R.

     3.20 Litigation and Arbitration. To the Knowledge of Sellers, except as set forth on Schedule 3.20 hereto and except with respect to claims from debtors and employees arising in the Ordinary Course, there is no suit, claim, action or proceeding now pending or, to the Knowledge of any Seller, threatened before any Court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body, nor except with respect to potential claims from debtors and employees arising in the Ordinary Course are there any grounds therefor, to which any of Sellers and/or any Seller is a party or which may result in any judgment, order, decree, liability, award or other determination which will, or could, have any material adverse effect upon any Purchased Asset or upon the business, condition (financial or otherwise), operations or prospects of the Business. No such judgment, order, decree or award has been entered against any of Sellers or against any Seller, nor has any such liability been incurred which has, or could have, such effect. There is no claim, action or proceeding now pending or, to the Knowledge of any Sellers Group Person, threatened before any Court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body which will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement.

     3.21 Directors,  Officers, Employees and Consultants. Set forth on Schedule
3.21 hereto is a complete list of:

          (a) all directors of each of Sellers;

          (b) all officers (with office held) of each of Sellers;

          (c) all hourly employees of Sellers who earn $25,000 or more per year and all salaried employees of Sellers; and

          (d) all consultants or professional advisors to Sellers who were paid more than $10,000 by Sellers during the first six months of 1997;

together, in the case of officers and employees of Sellers, with the current rate of compensation payable to each.

     3.22 Indebtedness to and from Directors, Officers and Others. Except as set forth on Schedule 3.22, (a) no Seller or other Seller is indebted to any director, officer, employee or agent of any Seller or other Seller except for amounts due as normal salaries, wages and bonuses and in reimbursement of ordinary expenses on a current basis and (b) no officer, employee or agent of any Seller or other Seller is indebted to any Seller or other Seller.

     3.23 Outside Financial Interests. Except as identified on Schedule 3.23 hereto, no director or officer of any Seller has any direct or indirect financial interest in any competitor with or supplier or customer of any such Seller; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer for which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc. shall not be deemed to be such a financial interest provided such Person has no other connection or relationship with such competitor, supplier or customer.

     3.24 Payments, Compensation and Perquisites of Agents and Employees. To the Knowledge of Sellers, (a) all payments to agents, consultants and others made by any Seller or other Seller in connection with the Business have been in payment of bona fide fees and commissions and not as bribes, illegal or improper payments, (b) each Seller or other Seller has properly and accurately reflected on its books and records all compensation paid to and perquisites provided to or on behalf of its consultants, agents and employees, and (c) such compensation and perquisites have been properly and accurately disclosed in the Financial Statements and Interim Statements and other public or private reports, records or filings of any Seller or other Seller, to the extent required by Law.

     3.25 Labor Contracts, Employee Benefit Plans, and Employment Contracts. Except as set forth on Schedule 3.25 hereto, no Seller is a party to (a) any union collective bargaining, works council, joint or multi-employer association, employee committee or similar Contract, (b) any Plan or (c) any employment Contract. True, correct and complete copies of all documents creating or evidencing any such Contract or Plan listed on Schedule 3.25 have been delivered to Buyer. There are no negotiations, demands or proposals which are pending or which have been made since January 1, 1994 which concern matters now covered, or that would be covered, by the type of Contracts or Plans listed in this Section.

     3.26 ERISA.

          (a) All Plans disclosed on Schedule 3.26 comply in all material respects with, and have been operated and maintained in compliance with, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable Laws, to the extent applicable. No"reportable event" (as defined in Section 4043(b) of ERISA) or"prohibited transaction" (as defined in
Section 4975(c)(1) of the Code or Section 406 of ERISA) has occurred with respect to any Plan and, except as may result from Closing, there is no fact or circumstance which may lead to the occurrence of any reportable event or prohibited transaction. Sellers do not maintain and are not required to contribute to, nor have they ever maintained or been required to contribute to
(i) a defined benefit pension plan or (ii) a defined contribution plan which requires minimum contributions.

          (b) No Seller or Sellers has ever been a party to or participant in, or been required to contribute to, any multi-employer plan (as defined in Section 3(37) of ERISA).

          (c) All Sellers have complied in all material respects with the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

     3.27 Terminated Plans. To their respective Knowledge, no Seller has terminated or taken action to terminate any employee benefit plan. None of Sellers, nor any Seller, has any liability to any Person or entity, including without limitation the Pension Benefit Guaranty Corporation, any other Government agency or any participant in or beneficiary of any employee plan of another entity, and none of Sellers is liable for any excise, income or other tax or penalty as a result of the termination of any employee benefit plan.

     3.28 Overtime, Back Wages, Vacation and Minimum Wages. To the Knowledge of each Seller, no present or former employee of such Seller has any claim against the Sellers Group (whether under U.S., federal, state or local law, foreign law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary
(excluding current bonus, accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

     3.29 Discrimination and Occupational Safety and Health. To the Knowledge of each Seller, except as set forth on Schedule 3.20, (a) no Person or party (including, but not limited to, any Government) has any claim, or basis for any action or proceeding, against such Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards, and (b) since formation, no Seller or other Seller has received any notice from any U.S. federal, state, local or foreign Government alleging a violation of occupational safety or health standards.

     3.30 Alien Employment Eligibility. To the Knowledge of each Seller, with respect to each Person employed by such Seller or of Sellers on or after May 1, 1987, and who actually commenced such employment on or after November 6, 1986,
(a) such Seller hired such Person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (b) each of Sellers and/or each Seller has complied with all recordkeeping and other regulatory requirements under IRCA.

     3.31 Labor Disputes; Unfair Labor Practices. There is neither pending nor, to the Knowledge of any Seller, threatened, any labor dispute, strike or work stoppage which affects or which may affect the Business, and no Seller is currently covered by any injunction issued by any Court. Since January 1, 1994, to the Knowledge of each Seller, neither it nor its agents, representatives or employees of each of them, has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended. To the Knowledge of each Seller, (a) there is not now pending or threatened any charge or complaint against such Seller by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution of this Agreement and the Closing hereunder will not result in any such charge or complaint, nor is there pending or threatened any grievance or arbitration under any labor or employment Contract, (b) no right of representation by a labor organization exists respecting the employees of such Seller, nor is there pending a representation election, (c) no collective bargaining Contract is currently being negotiated and no organizing effort is currently being made with respect to the employees of such Seller, and (d) no such Seller has any ongoing or future liabilities or obligations under any settlement Contract or consent decree.

     3.32 Insurance Policies. Set forth on Schedule 3.32 hereto is a list of all insurance policies and bonds in force covering or relating to the Purchased Assets or the Business, including without limitation all properties, operations or personnel of each of Sellers.

     3.33 Guarantees. None of Sellers is a guarantor, indemnitor, surety or accommodation party or otherwise liable for any indebtedness of any other Person, firm or corporation, except as endorser of checks received and deposited in the Ordinary Course of the Business.

     3.34 Environmental Matters

          (a) To the Knowledge of Sellers and except as set forth on Schedule 3.34, the Premises and all current uses and any previous uses by a Seller have been and are in compliance with all Legal Requirements. Except as set forth in
Schedule 3.34, each Seller has, to its Knowledge, properly obtained and is in compliance with all material and necessary permits, registrations, approvals, and licenses and has properly made all filings with and any submissions to any Legal Authority required by any Legal Requirement. To the Knowledge of Sellers, as applicable, no deficiencies have been asserted or alleged by any such Legal Authority with respect to such items.

          (b) Except as forth on Schedule 3.34, to the Knowledge of any Seller Group Person, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping or release of any kind on beneath, above, or into the Premises or into the environment surrounding the Premises of any Hazardous Materials, including without limitation those materials regulated by any Legal Requirement.

          (c) Except as set forth on Schedule 3.34, there are and have been to the Knowledge of any Seller Group Person, no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced or treated at, upon or from the Premises; (ii) asbestos fibers on, in or beneath the Premises or (iii) underground storage tanks on or beneath the Premises.

          (d) Each Seller has delivered to Buyer, as part of the execution and delivery of this Agreement, complete copies of any and all documents received by such Seller from or submitted to any Legal Authority relating to the environment condition of the Premises and any reviews, audits, reports or other analyses concerning the Premises conducted by the Sellers, any prospective purchaser or any other party whether or not such reviews, audits, reports or other analyses were submitted to any Legal Authority.

          (e) Except as set forth in Schedule 3.34, no Seller has Knowledge of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to any Legal Requirement related to environmental matters concerning the Premises and applicable to such Seller.

          (f) For purposes of this Section 3.34,"Hazardous Materials" shall mean any flammable, explosive, radioactive, toxic, infectious, hazardous substance, waste, pollutant, contaminant, chemical, waste, or other or other material, including but not limited to petroleum including crude oil or any fraction thereof, asbestos fibers or solid waste, defined or regulated under any Legal Requirements; "Legal Authority" shall mean any federal, state, county, municipal or other governmental department, commission, board, bureau, court, agency, or instrumentality having jurisdiction or authority over the Premises or its operations;"Legal Requirement" shall mean any law, statute, code, rule, regulation, ordinance, order, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization, registration, or other direction or requirement of any Legal Authority, applicable to the Premises.

     3.35 Broker's Fees. None of Sellers nor any other member of Sellers Group has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

     3.36 Foreign Assets. None of Sellers has an interest in any real property or tangible or intangible property located outside of the United States, including any stock, securities or investments in, claims against, or receivables from any entities or Persons with substantially all their property or business so located.

     3.37 Foreign Operations and Export Control. No Seller has conducted the Business outside the United States.

     3.38 Books and Records. The books of account, stock record books and minute books and other corporate records of each of Sellers are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected on the Financial Statements and Interim Statements, to the extent appropriate.

     3.39 Truthfulness. The representations and warranties of Sellers herein and the statements and certificates furnished or to be furnished by or on behalf of Sellers pursuant to this Agreement are and will be materially true and correct.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and OSI hereby make the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the Closing Date and the sale contemplated hereby pursuant to Section 9.1.

     4.1 Corporate Existence of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has the corporate power and authority to own and use its properties and to transact the business in which it is engaged. OSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OSI has the corporate power and authority to own and use its properties and to transact the business in which it is engaged.

     4.2 Approval of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of Buyer and OSI, and such authorization and approval have not been revoked. Pursuant to such authorization and approval, each of Buyer and OSI has full power and authority to enter into this Agreement and the Employment Agreements, and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

     4.3 No Breach of Articles or Indentures. The execution of this Agreement and the consummation of the transactions contemplated hereby have not and will not constitute or result in the breach of any of the provisions of, or constitute a default under any material indenture, evidence of indebtedness or other commitment to which Buyer or OSI is a party or by which either is bound, which breach or default would have a material adverse effect on OSI and its subsidiaries, taken as a whole. The execution of this Agreement and the consummation of the transactions contemplated hereby have not and will not (a) constitute or result in the breach of any of the provisions of the articles of incorporation or by-laws of Buyer or the certificate of incorporation or by-laws of OSI or (b) except with respect to H-S-R and any state license or permit requirements related to the collection of debts, require any consent, approval or authorization of, of filing of any certificate, notice application, report or other document with any Government.

                                    ARTICLE V
                          COVENANTS CONCERNING SELLERS

     Each of Sellers covenants and agrees with Buyer that, from and after the date of this Agreement and until the Closing Date, each of Sellers will conduct the Business subject to the provisions and limitations in Sections 5.1 through 5.5:

     5.1 Operation of the Business. Without the prior written consent of Buyer, no Seller will:

          (a) Except in the Ordinary Course, grant any increase in the rate of pay of any of its employees, grant any increase in the salaries of any officer, employee or agent, enter into or increase the benefits provided under any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, or in any other way increase in any amount the benefits or compensation of any such officer, employee or agent.

          (b) Enter into any employment Contract or collective bargaining agreement.

          (c) Enter into any Contract or engage in any transaction which is not in the usual and Ordinary Course of the Business or which is inconsistent with past practices.

          (d) Sell or dispose of or encumber any Assets except in the Ordinary Course.

          (e) Make, or enter into any Contract for, any capital expenditure or enter into, modify, amend, or cancel any lease of capital equipment or real property.

          (f) Enter into any Contract, whether for the purchase or sale of inventory, supplies, other products or services or otherwise except in the Ordinary Course.

          (g) Create, assume, incur or guarantee any indebtedness other than (i) in the usual and Ordinary Course of the Business and with a maturity date of less than one year or (ii) that incurred pursuant to existing Contracts disclosed in the Schedules delivered pursuant to this Agreement.

          (h) Declare or pay any dividend or make any sale of or distribution in respect of its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock.

          (i) Make or institute any unusual or novel method of transacting business or change any accounting procedures or practices or its financial structure.

          (j) Make any amendments to or changes in its articles or certificate of incorporation or association or bylaws.

          (k) Perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any material Contract.

          (l) Take any action or incur any liability or obligation which, if taken or incurred prior to the date of this Agreement, would be required to be disclosed on any Schedule hereto.

     5.2 Preservation of Business. Each Seller shall:

          (a) Carry on the Business in the Ordinary Course diligently and substantially in the same manner as heretofore conducted.

          (b) Keep its business organization intact, including keeping available the services of its present employees and preserving its present relationships with suppliers and customers and others having business relations with it.

          (c) Perform all obligations required to be performed by it under any Contract or lease.

     5.3 Insurance and Maintenance of Property. Sellers and each Seller will maintain all insurance policies and bonds set forth on Schedule 3.32, and will maintain the Purchased Assets in good condition and repair.

     5.4 Full Access. Representatives of Buyer shall have full access at all reasonable times to all premises, properties, books, records, Contracts, tax records and documents of Sellers relating to the Business, and Sellers will furnish to Buyer any information in respect of the Business as Buyer may from time to time request. Such examination and investigation by Buyer shall not affect the warranties and representations of Sellers contained in this Agreement.

     5.5 Books, Records and Financial Statements. Each of Sellers shall maintain its books and financial records in accordance with the past practices of such Seller. Said books and financial records shall fairly and accurately reflect the operations of the Business. Each of Sellers shall furnish to Buyer promptly, as available, financial statements and operating reports applicable to the Business since September 30 1997, all of which shall be prepared in accordance with past practices of such Seller and shall present fairly the financial position and results of operations of the Business at the dates and for the periods indicated.

     5.6 Governmental Filings. Each of Sellers will cooperate with Buyer in making, as soon as practicable following the execution hereof, all filings required by any Government in connection with the transactions contemplated by this Agreement. All information provided by Sellers in connection with such filings will be true, accurate and complete and will comply with all applicable laws and regulations.

     5.7 Tax Matters.

          (a) The Parties agree that the amount for reserved taxes on the Closing Date Balance Sheet will be broken down on a schedule to the Closing Date Balance Sheet into its separate components, with each component identifying the specific taxable period and specific Tax for which a particular reserve is being created or continued (each separate component being referred to herein as a"Reserve").

          (b) Each of Sellers agrees to furnish, or cause to be furnished, to Buyer, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any Taxes.

          (c) All real estate, personal property, ad valorem and any other local or state taxes relating to the Purchased Assets or the Business which shall be accrued but unpaid as of the Closing Date, or which shall be paid as of the Closing Date but relate in whole or in part to periods after the Closing Date, shall be prorated to the Closing Date and shall be reflected on the Closing Date Balance Sheet. Any such prorated taxes which may be ultimately assessed after the Closing Date shall be paid by Sellers to Buyer or Buyer to Sellers, as the case may be, within 30 calendar days of such determination.

     5.8 Employees. As of 12:01 a.m. on the Closing Date, (but for financial reporting purposes as of the Effective Time) all employees of each Seller shall cease to be employees of each Seller and shall become employees of the Buyer. At Closing, each Seller shall transfer sponsorship to Buyer of all of the Plans set forth on Schedule 5.8(b) and Buyer agrees to assume all such Plans pursuant to the Change of Sponsorship and Assumption Agreement, in the form of Exhibit 5.8 (the"Change of Sponsorship Agreement"). Nothing in this Section 5.8 shall prevent Buyer from terminating the employment of any individual employee for cause or for other valid business purposes.


                                   ARTICLE VI
                                 CHANGE OF NAME

     6.1 Change of Name. Promptly after the Closing Date, each of ABC Inc., ABC Ohio, ABC Virginia, ABC Massachusetts, and any affiliate of Sellers, in such manner as is reasonably requested by Buyer, shall each change its name to some name other than"Accelerated Bureau of Collections, Inc.,","Accelerated Bureau of Collections of Ohio, Inc.,""Accelerated Bureau of Collections of Virginia, Inc." or"Accelerated Bureau of Collections of Massachusetts," or any variations or abbreviations thereof (provided that names including only the term"Accelerated" shall not be deemed a variation or abbreviation thereof), and file appropriate notification of its change of name in all jurisdictions where such notification is required.

                                   ARTICLE VII
                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

     7.1 Representations and Warranties of Sellers. The representations and warranties of Sellers and the Stockholder contained in this Agreement and in the certificates and papers to be delivered to Buyer pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date (except for changes specifically permitted hereunder) as though such representations and warranties were made on the Closing Date.

     7.2 Performance of this Agreement. Each of Sellers and each Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

     7.3 Material Adverse Change and Extraordinary Distributions. There shall have been no material adverse change, actual or threatened, in the Business (including the Purchased Assets and Assumed Liabilities), whether or not covered by insurance, as a result of any cause whatsoever. There shall have been no extraordinary distribution by any of Sellers, by the officers of Sellers or by any stockholders of any assets or dividends of the Business.

     7.4 Certificate of Sellers. Buyer shall have received a certificate signed by the President and Treasurer of each of Sellers dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.7, 7.8, 7.9 and 7.10 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of Sellers and Stockholder under this Agreement.

     7.5 Opinion of Counsel. Buyer shall have received from Holland & Hart LLP counsel to the Sellers Group, an opinion dated the Closing Date, to the effect that:

          (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Sellers and each Seller has full power and authority to own and use its properties and carry on its business as it is being conducted immediately prior to the Closing Date.

          (b) This Agreement has received all requisite approval by the stockholders and by the Board of Directors of each of Sellers, has been duly executed and delivered by each Sellers Group Person, and is binding and enforceable against each Sellers Group Person in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Such opinion shall be addressed to Buyer and OSI and shall provide that such opinion may also delivered to and relied upon by the agents and lenders under OSI's Amended and Restated Credit Agreement, dated as of October 8, 1997.

     7.6 Employment Agreements. Travis L. Justus shall have executed and delivered an Employment Agreement in substantially the form attached hereto as
Exhibit 7.6(a), Linda Brown shall have executed and delivered an Employment Agreement in substantially the form attached hereto as Exhibit 7.6(b), and Jeff Walter shall have executed and delivered an Employment Agreement in substantially the form attached hereto as Exhibit 7.6(c).


     7.7 No Lawsuits. No suit, action or other proceeding or investigation shall be threatened or pending before or by any Court or Government concerning this Agreement or the consummation of the transactions contemplated hereby, or in connection with any claim against any Seller or of Sellers not disclosed on the Schedules hereto. No Government shall have threatened or directed any request for information concerning this Agreement, the transactions contemplated hereby or the consequences or implications of such transaction to Buyer or to Sellers, or any officer, director, employee or agent of any of them.

     7.8 No Restrictions. There shall exist no material restrictions or reservations affecting the title to or utility of the Purchased Assets which would prevent Buyer from occupying and utilizing the Purchased Assets, or any part thereof, to the same full extent that Sellers might continue to do so if the sale and transfer contemplated hereby did not take place.

     7.9 Consents. All consents and approvals necessary to ensure that Buyer will continue to have in all material respects the same full rights in respect to the Purchased Assets as Sellers had immediately prior to the consummation of the transaction contemplated hereunder shall have been obtained; provided, however, Sellers shall not be required to obtain the consents required in customer agreements, lease agreements (other than the lease for the Englewood, Colorado facility), and licenses.

     7.10 Releases. Prior to the Closing Date, Sellers shall have delivered to Buyer the written release of all Liens other than Permitted Liens relating to the Purchased Assets executed by the holder of or parties to each such Lien. The releases shall be satisfactory in substance and form to Buyer and its counsel.

     7.11 Documents. Buyer shall have received from each of Sellers on the Closing Date:

          (a) Bills of Sale and other appropriate documents conveying to Buyer good and marketable title to the Purchased Assets.

          (b) The Assignment and Assumption Agreement and other appropriate assignments, with related consents, if any are so required.

          (c) The Change of Sponsorship Agreement.

     7.12 Further Assurances. Buyer shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.


                                  ARTICLE VIII
                       CONDITIONS TO SELLERS' OBLIGATIONS

     The obligations of Sellers to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Sellers to waive any one or more of such conditions:

     8.1 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement and in the certificates and papers to be delivered to Sellers pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date (except for changes specifically permitted hereunder) as though such representations and warranties were made on the Closing Date.

     8.2 Performance of this Agreement. Buyer shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

     8.3 Certificate of Buyer. Sellers shall have received a certificate signed by an officer of Buyer dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 8.1 and 8.2 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of Buyer hereunder.

     8.4 Employment Agreements. Buyer and OSI shall have executed and delivered Employment Agreements in substantially the form attached hereto as Exhibits 7.6(a), 7.6(b) and 7.6(c).

     8.5 Payment of Closing Consideration and Assumption of Assumed Liabilities. On the Closing Date, Sellers shall have received from Buyer the Closing Consideration, the Assignment and Assumption Agreement and the Change of Sponsorship Agreement.

     8.6 Further Assurances. Sellers shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive the Closing and sale contemplated hereby for a period of 12 months from the Closing Date; provided, however the foregoing shall not apply to representations and warranties under
Section 3.8, which shall survive until the expiration of the applicable statute of limitations, and Section 3.2 and the last sentence of Section 3.14, which shall survive without limitation hereunder.

     9.2 Sellers' Indemnification. Each Sellers Group Person, jointly and severally, hereby agrees to hold Buyer, OSI and the shareholders, directors, officers, successors, assigns and agents of each of them (the"Buyer Indemnified Persons") harmless and indemnify each of them from and against, and waives any claim for contribution or indemnity against Buyer Indemnified Persons with respect to, any and all claims, losses, damages, liabilities, expenses or costs ("Losses"), plus reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement, plus interest from the date incurred through the date of payment at the prime lending rate of Citibank N.A. from time to time prevailing (in all,"Indemnified Losses") incurred or to be incurred by any of them (a) to the extent resulting from or arising out of any breach or violation of the representations, warranties of any Sellers Group Person contained in this Agreement, (b) to the extent resulting from or arising out of any breach or violation of the covenants or agreements of any Sellers Group Person contained in this Agreement, including the provisions of this
Article IX, and (c) to the extent resulting from or arising out of any liability or obligation of any Sellers Group Person not expressly assumed by Buyer hereunder.

     9.3 Buyer's Indemnification. Buyer and OSI hereby agree to hold Sellers and the Stockholder (the"Sellers Indemnified Persons") harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, (a) to the extent resulting from or arising out of any breach or violation of the representations, warranties, covenants and agreements of Buyer and OSI contained in this Agreement, including the provisions of this
Article IX and (b) to the extent from or arising out of any Assumed Liability.

     9.4 Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or any of Sellers seeks indemnification on behalf of a Sellers Indemnified Person, such Party seeking indemnification (the"Indemnified Party") shall give written notice to the Indemnifying Party specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall pay the amount of any valid claim not more than 30 calendar days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

     9.5 Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) ("Third Person"), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest or settle the claim alleged by such Third Person (a"Third-Person Claim"), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing his or its obligation to indemnify the persons to be indemnified hereunder with respect to such Third-Person Claim; the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges his or its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Person Claim within 20 calendar days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge his or its obligation to indemnify and assume the defense of any such Third-Person Claim, (a) the Indemnified Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third-Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third-Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

     9.6 Limitations. The Buyer Indemnified Persons shall not be entitled to recover or seek to recover Indemnified Losses (a) to the extent such Indemnified Losses exceed $2,500,000, once any Sellers Group Person has made payments to or on behalf of Buyer Indemnified Persons with respect to such Indemnified Losses in such amount; or (b) for a breach of a representation or warranty (other than those in Section 3.2, Section 3.6 and the last sentence of Section 3.14) unless such Indemnified Losses exceed $250,000 in the aggregate, and only to the extent such Indemnified Losses exceed such amount.


                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Assignment; Binding Agreement.

          (a) This Agreement and all or any part of Buyer's rights and obligations hereunder may be assigned by Buyer at any time to any one or more Affiliates of Buyer. Buyer shall cause such Affiliate(s) to perform any of Buyer's obligations hereunder which are assigned to such Affiliate(s).

          (b) Neither this Agreement nor any of the Sellers Group's rights or obligations hereunder may be assigned by any member of the Sellers Group without Buyer's prior written consent.

          (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and permitted assigns.

     10.2  Termination  of  Agreement.   This  Agreement  and  the  transactions
contemplated hereby may be terminated prior to the Closing Date only as follows:

          (a) By mutual consent of Buyer and Sellers.

          (b) By either Buyer or Sellers if the Closing shall not have occurred on or before November 30, 1997, or such other date, if any, as Buyer and Sellers shall agree upon.

     10.3 Manner and Effect of Termination.

          (a) Any action by Sellers to terminate this Agreement and the transactions contemplated hereby, as provided in Section 10.2 hereof, shall be taken by the Sellers Group Representative (as defined in Section 10.14). Any such action by Buyer shall be taken by its Chairman of the Board, its President or any appropriately authorized officer.

          (b) If this Agreement is terminated pursuant to Section 10.2 hereof without fault of either party or breach of this Agreement, all obligations of Sellers and Buyer hereunder shall terminate, without liability of Sellers to Buyer or of Buyer to Sellers. In such event, each party hereto shall pay all legal and other costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

          (c) Nothing in this Section or elsewhere in this Agreement shall impair or restrict the rights of any party to any and all remedies at law or in equity in the event of a breach of or default under this Agreement.

     10.4 Non-Disclosure of Information. Without the prior written consent of Buyer, except as required by law, Sellers will not disclose or reveal to any third Person any confidential, non-public or commercially valuable information
(a) concerning Buyer to which Sellers were exposed in connection with this Agreement, (b) concerning the Business or (c) the transactions contemplated by this Agreement. Without the prior written consent of Sellers Group Representative, except as required by law, Buyer will not disclose or reveal to any third Person any confidential, non-public or commercially valuable information concerning the transactions contemplated by this Agreement. Either party shall have, in addition to other remedies available in law or equity, the right to enjoin the other from disclosing or revealing information in violation of this section.

     10.5 Transfer Taxes and Expenses.

          (a) Sellers shall pay all documentary stamp, intangible and other transfer taxes which arise as a result of the sale of the Purchased Assets contemplated under this Agreement.

          (b) Buyer and Sellers shall use their respective reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

     10.6 Bulk Sales. Buyer hereby waives compliance with any applicable State Uniform Commercial Code or other statutory provisions governing bulk sales. Sellers agree to indemnify, defend and hold harmless Buyer from any and all loss, cost or expenses, resulting from the assertion of claims made against the Purchased Assets sold hereunder or against Buyer by creditors of Sellers under any bulk sales law with respect to liabilities and obligations of Sellers not assumed by Buyer hereunder, such indemnity to be in accordance with the provisions of Article IX hereof.

     10.7 Remedies. Nothing contained herein is intended to or shall be construed to limit the remedies which either party may have against the other in the event of a breach of or default under this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

     10.8 Entire Agreement and Modification. This Agreement, including the Schedules attached hereto and the documents to be delivered pursuant to Article VII and Article VIII, and Exhibits, constitutes the entire agreement between the parties. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

     10.9 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

     10.10 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed and thereafter transmitted by telecopier, and the telecopier receipt shall constitute an original.

     10.11 Headings; Interpretation. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Both parties have participated substantially in the negotiation and drafting of this Agreement, and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

     10.12 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Colorado without regard to the conflict of laws rules of such state.

     10.13 Payment of Fees and Expenses. Each Party hereto shall pay all fees and expenses incurred by such Party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby, including the fees of counsel, accountants and other experts of such Party and any finder's or brokerage fees incurred by such Party.

     10.14 Sellers Group Representative By execution and delivery of this Agreement, each Sellers Group Person hereby constitutes and appoints Travis L. Justus as the representative of such person hereunder (the"Sellers Group Representative") with full power and authority to give or make all notices, objections, directions and other communications to be given or made by or on behalf of any Sellers Group Person, to take any actions or give any consents of waivers which may be taken or given by or on behalf of any Sellers Group Person, to bind and act on behalf of the Sellers Group with respect to any matters which may arise or in connection with this Agreement and the exhibits hereto (but excluding the Employment Agreements) and to otherwise act for and on behalf of the Sellers Group (except in connection with the Employment Agreements). In the event that the Sellers Group Representative should die or become incapacitated, his successor shall be selected by the estate or personal representative of Sellers Group Representative, and written notice of such selection shall be given to Buyer and OSI.


     10.15 Liabilities After Effective Time. Except as otherwise provided in this Agreement, Liabilities incurred by Buyer with respect to the Purchased Assets after the Effective Time shall be Liabilities of Buyer.

     10.16 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid, (iii) by facsimile transmission or (iv) by overnight delivery service and addressed as set forth below:

          (a) If to Buyer or OSI:

                       Outsourcing Solutions, Inc.
                       390 South Woods Mill Road, Suite 150
                       Chesterfield, MO  63017
                       Attention:  Timothy G. Beffa
                       Fax: 314-576-1867

                       copy to:

                       Bryan Cave LLP
                       One Metropolitan Square
                       N. Broadway, Suite 3600
                       St. Louis, MO  63102
                       Attention:  Peter D. Van Cleve
                       Fax: 314-259-2020

          (b) If to any member of the Sellers Group:

                       Travis L. Justus
                       Accelerated Bureau of Collection, Inc.
                       5295 DTC Parkway
                       Englewood, Colorado 80111
                       Fax:  (303) 488-7031

                       copy to:

                       Holland & Hart LLP
                       555 Seventeenth Street, Suite 3200
                       Denver, Colorado 80202-3979
                       Attention: Mark D. Safty
                       Fax: (303) 295-8261

     Any such notice shall be effective upon receipt. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES HERETO.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.


ABC ACQUISITION COMPANY


By:      /s/ Timothy G. Beffa
         ---------------------



OUTSOURCING SOLUTIONS INC.


By:      /s/ Timothy G. Beffa
         --------------------
         Timothy G. Beffa
         President and Chief Executive Officer


ACCELERATED BUREAU OF COLLECTIONS, INC.


By:      /s/ Travis L. Justus
         --------------------


ACCELERATED BUREAU OF COLLECTIONS OF OHIO, INC.


By:      /s/ Travis L. Justus
         --------------------



ACCELERATED BUREAU OF COLLECTIONS OF VIRGINIA, INC.


By:      /s/ Travis L. Justus
         ---------------------



ACCELERATED BUREAU OF COLLECTIONS OF MASSACHUSETTS, INC.


By:      /s/ Travis L. Justus
         --------------------


         /s/ Travis L. Justus
         --------------------
Travis L. Justus



                               TABLE OF SCHEDULES


1.1(b)                Excluded Assets
1.1(c)                Permitted Liens
2.5                   Allocation of Consideration by Seller
3.4                   Events Subsequent to December 31, 1996
3.5                   Assets in Possession of Others
3.12(a)               Real Property - Leased to Sellers
3.12(b)               Personal Property - Leased to Sellers
3.13                  Intellectual Property
3.16                  Licenses and Permits
3.17                  Contracts--Disclosure
3.20                  Litigation and Arbitration
3.21                  Directors, Officers, Employees and Consultants
3.23                  Outside Financial Interests
3.25                  Employee Benefit Plans and Employment Contracts
3.26                  ERISA
3.32                  Insurance Policies
3.34                  Environmental Matters